                                    AGREEMENT

     AGREEMENT, dated this 1st day of April 1997, between Poughkeepsie Savings Bank, F.S.B. (the "Bank"), a federally-chartered savings bank, and Robert J. Hughes (the "Executive").

                                   WITNESSETH

     WHEREAS, the Executive is presently an officer of the Bank (the "Employer"); and

     WHEREAS, the Employer desires to be ensured of the Executive's continued active participation in the business of the Employer; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Employer and in consideration of the Executive's agreeing to remain in the employ of the Employer, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employer is terminated under specified circumstances;

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

     1. DEFINITIONS. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

     (a) BASE SALARY. "Base Salary" shall have the meaning set forth in Section 3(a) hereof.

     (b) CAUSE. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

     (c) CHANGE IN CONTROL OF THE BANK. "Change in Control of the Bank" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor thereto, whether or not the Bank is registered under Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a





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                                       2


majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. For the purposes of this Agreement, notwithstanding the provisions above, a change in control of the Bank shall not be deemed to have occurred solely in the event the Bank undertakes to reorganize (i) to form a savings and loan holding company or (ii) into some other form of organization with the Executive's prior consent.

     (d) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (e) DATE OF TERMINATION. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

     (f) DISABILITY. Termination by the Employer of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employer or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

     (g) GOOD REASON. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive within one year following a Change in Control of the Bank based on:

          (i) Without the Executive's express written consent, a reduction by the Employer in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by
               Section 3(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

          (ii) The principal executive office of the Employer is relocated outside of the Poughkeepsie, New York, area or, without the Executive's express written consent, the Employer requires the Executive to be based anywhere other than an area in which the Employer's principal executive office is located, except for required travel on business of the Employer to an extent substantially consistent with the Executive's present business travel obligations;

          (iii)Any purported termination of the Executive's employment for Cause, Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph
               (i) below; or





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                                       3


          (iv) The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 9 hereof.

     (h)  IRS.  IRS shall mean the Internal Revenue Service.

     (i) NOTICE OF TERMINATION. Any purported termination of the Executive's employment by the Employer for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer termination of Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in
Section 10 hereof. Notwithstanding anything herein to the contrary, in the event Executive's employment is terminated subsequent to a notice of termination, all amounts of compensation received by Executive during the period from the date of the Notice of Termination to the Date of Termination shall be deducted from the amounts otherwise payable to the Executive pursuant to Section 5 hereof.

     (j) RETIREMENT. Termination by the Employer of the Executive's employment based on "Retirement" shall mean voluntary termination by the Executive in accordance with the Employer's retirement policies, including early retirement, generally applicable to their salaried employees.

     2.   TERM OF EMPLOYMENT.

     (a) The Employer hereby agrees to employ the Executive as Executive Vice President and Chief Financial Officer and Executive hereby accepts said employment and agrees to render such services to the Employer on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for two years, commencing on the date of this Agreement and, subject to the provisions of the next succeeding sentence, shall be deemed automatically, without further action, and on a daily basis, to be extended for an additional day such that, at any time prior to the Executive's receipt of a written notice in accordance with provisions of the next succeeding sentence that the term shall not be so extended, the remaining term of this Agreement shall be two years provided, however, that in no event shall the term of this Agreement extend beyond December 9, 2011. Prior to the first annual anniversary of the date of this Agreement and each annual anniversary thereafter, the Board of Directors of the Employer shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance hereunder) extension of the term under this Agreement, and the term shall continue to extend each year if the Board of Directors approves such extension unless the Executive gives written notice to the Employer of the Executive's election not to extend the term, with such written notice to be given not





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                                       4



less than thirty (30) days prior to any such anniversary date. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

     (b) During the term of this Agreement, the Executive shall perform such executive services for the Employer as may be consistent with his titles and from time to time assigned to him by the Employer's Board of Directors.


     3.   COMPENSATION AND BENEFITS.

     (a) The Employer shall compensate and pay Executive for his services during the term of this Agreement at a minimum base salary of $210,000 per year which may be increased from time to time in such amounts as may be determined by the Board of Directors of the Employer, and may not be decreased without the Executive's express written consent (hereinafter, such minimum base salary as may be increased from time-to-time is referred to as Executive's "Base Salary"). The Employer and Executive agree that the Board of Directors of the Employer shall review Executive's Base Salary and shall consider an increase thereof, in an amount determined by such Board of Directors, effective as of April 1, 1999.

     (b) During the term of the Agreement, Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, deferred compensation, management bonus (it being understood and agreed that Executive's target award under Employer's Management Incentive Award Program ("MAP") shall be no less than 25% of Executive's Base Salary for any MAP performance year), or other plans, benefits and privileges given to employees and executives of the Employer, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Employer. The Employer shall not make any changes in such plans, benefits or privileges which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Employer. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

     (c) During the term of this Agreement, Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Employer, which shall in no event be less than four weeks per annum. Executive shall not be entitled to receive any additional compensation from the Employer for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Employer.

     (d) In the event of termination by the Employer of the Executive's employment based on Disability (as defined herein):

          (A) the Executive shall continue to receive on a monthly basis, the Executive's annual compensation from the Employer at the rate in effect at the time of such termination for a period of twelve
               (12) months, and

          (B) the Employer shall provide continued medical insurance for the benefit of the Executive and his spouse until the Executive shall have attained the age of 65, and such insurance shall be comparable to that which is provided to the Executive as of the date of this Agreement notwithstanding anything to the contrary in this Agreement; provided further, in the event of the death of the Executive prior to the Executive attaining age 65, the Employer shall provide said medical insurance for the benefit of the Executive's spouse until the Executive's spouse attains the age of 65.

     (e) In the event of the Executive's death during the term of this Agreement, his spouse, estate, legal representative or named beneficiaries (as directed by the Executive in writing) shall be paid on a monthly basis the Executive's annual compensation from the Employer at the rate in effect at the time of the Executive's death for a period of twelve (12) months from the date of the Executive's death.

     4. EXPENSES. The Employer shall reimburse Executive or otherwise provide for or pay for all reasonable expenses incurred by Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, automobile expenses and traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Employer. If such expenses are paid in the first instance by Executive, the Employer shall reimburse the Executive therefor.

     5.   TERMINATION.

     (a) The Employer shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

     (b) In the event that (i) Executive's employment is terminated by the Employer for Cause, Disability or Retirement or in the event of the Executive's death, or (ii) Executive terminates his employment hereunder other than for Good Reason, Executive





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                                       6


shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination other than as enumerated in subsections 3(d) and 3(e) hereinabove.

     (c) In the event that Executive's employment is terminated by the Employer for other than Cause, Disability, Retirement or the Executive's death or such employment is terminated by the Executive due to a material breach of this Agreement by the Employer, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Employer, then the Employer shall:

          (A) pay to the Executive, in equal monthly installments during the period representing the term of this Agreement which would otherwise remain but for the Notice of Termination and beginning with the first business day of the month following the Date of Termination, a cash severance amount equal to two (2) times the Executive's Base Salary as of his Date of Termination; and

          (B) maintain and provide for a period ending at the earlier of (x) the two-year anniversary date of the Date of Termination or (y) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no increase in cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than employee stock ownership plans, deferred compensation management bonus plans, the MAP, stock option and restricted stock plans of the Employer), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph
               (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced or such benefits are less than the benefits provided to Executive immediately prior to his termination of employment with the Employer, the Employer shall arrange to provide the Executive with benefits which (together with any benefits provided to Executive by another Employer in the event has accepted full-time employment with another employer) are substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     (d) In the event that Executive's employment is terminated for Good Reason subsequent to a Change in Control, then the Employer shall:





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                                       7

          (A) pay to the Executive, a lump sum cash severance payment equal to two (2) times the Executive's Base Salary as of his Date of Termination; and

          (B) maintain and provide for a period ending at the earlier of (x) the 24-month anniversary date of the Date of Termination or (y) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no increase in cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than employee stock ownership, deferred compensation management bonus plans, the MAP, stock option and restricted stock plans of the Employer), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced or such benefits are less than the benefits provided to Executive immediately prior to his termination of employment with the Employer, the Employer shall arrange to provide the Executive with benefits which (together with any benefits provided to Executive by another Employer in the event has accepted full-time employment with another employer) are substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

     6. LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES. If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which Executive has the right to receive from the Employer, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 5 hereof shall be reduced, in the manner determined by the Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 5 being non-deductible to the Employer pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Employer' independent public accountants and paid by the Employer. Such counsel shall be reasonably acceptable to the Employer and the Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination; and may use such actuaries as such counsel deems necessary or advisable for the purpose. In the event that the Employer and/or the Executive do not agree with the opinion of such counsel, (i) the





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                                       8


Employer shall pay to the Executive the maximum amount of payments and benefits pursuant to Section 5, as selected by the Executive, which such opinion indicates that there is a high probability do not result in any of such payments and benefits being non-deductible to the Employer and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Employer may request, and Executive shall have the right to demand that the Employer request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 5 hereof have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Employer, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive's approval prior to filing, which shall not be unreasonably withheld. The Employer and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

     7.   MITIGATION; EXCLUSIVITY OF BENEFITS.

     (a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

     (b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employer pursuant to employee benefit plans of the Employer or otherwise.

     8. WITHHOLDING. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.

     9. ASSIGNABILITY. The Employer may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.





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                                        9


     10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

     To the Employer:    Poughkeepsie Savings Bank, F.S.B.
                         249 Main Mall
                         Poughkeepsie, New York 12602

     To the Executive:   Robert J. Hughes
                         435 Old Long Ridge Road
                         Stamford, Connecticut 06903

     11. AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Employer to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     12. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of New York.

     13. NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Employer to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

     14. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     15. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.





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                                       10


     17. REGULATORY ACTIONS. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to all Savings Associations, 12 C.F.R. ss.563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof. If any provision of this Agreement should conflict with 12 C.F.R. ss.563.39, the provisions of 12 C.F.R. ss.563.39, as presently in effect as of the date hereof, shall be controlling.

     (a) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA")(12 U.S.C. ss.ss.1818(e)(3) and 1818(g)(1)), the Employer's
obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer may, in their discretion: (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (b) If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under
Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. ss.ss.1818(e)(4) and
(g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

     (c) If the Association is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. ss.1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.

     (d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. ss.563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employer is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. ss.1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employer as of the date of termination shall not be affected.






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                                       11


     18. REGULATORY PROHIBITION. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. ss.1828(k)) and any regulations promulgated thereunder.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:                            POUGHKEEPSIE SAVINGS BANK, F.S.B.

_______________________            By:________________________________
                                      Joseph B. Tockarshewsky
                                      President and Chief Executive Officer


                                   EXECUTIVE


                                   By:________________________________
                                      Robert J. Hughes